Exhibit 99.1

SolarCity First Quarter 2016 Shareholder Letter

214 MW Installed for a Cumulative Total of 2.2 GW
245 MW Deployed with Forecasted Value of $3.46 per Watt
Cost of $3.18 per Watt with Installation Costs of $1.98 per Watt
Asset Financing of $3.12 per Watt in Q1 and $2.77 per Watt over the Last 12 Months
Positive Cash Generation before Manufacturing-Related Investment

May 9, 2016

Dear Fellow Shareholders:

SolarCity kicked off 2016 with solid momentum in installations, financing, and core cash generation. We exceeded our MW Installed guidance by 19%, our revenue grew 82% year-over-year, we raised $728 million in Asset Financing in the Period, and we generated positive cash before the investment in the build-out of our module manufacturing operations. We ended the quarter with a portfolio of 2.0 GW Deployed under Energy Contracts with a Pre-Tax Unlevered NPV of $1.83 per Watt ($1.30 per Watt contracted). Finally, with a capital markets team now capable of generating upfront capital at rates that exceed our normalized development and installation costs, we are well-positioned to sustainably grow our MW portfolio while consistently generating positive cash by year-end.

Installations Exceed Guidance on Early Completion of Large C&I Project and Upside in Residential

•	MW Installed: 214 MW, up 40% year-over-year
•	MW Deployed: 245 MW, up 71% year-over-year
•	Value of MW Deployed under Energy Contracts: $3.46 per Watt ($3.13 per Watt contracted and $0.33 per Watt from estimated renewal)
•	Cost per Watt: $3.18 per Watt

The first quarter of the year is typically the slowest time of the year for distributed solar installations due to both weather constraints—snowfall in East Coast states and Colorado and occasionally rainy winters in California—as well as the timing of budget and tax-driven decisions, which often affect commercial and industrial (C&I) demand.

Nevertheless, we began the year reporting the third highest quarter of installations in our history with 214 MW Installed in the first quarter of 2016, up 40% as compared to the same period a year ago. We significantly exceeded our projected 180 MW mostly due to the earlier completion of a large utility-scale project in Maryland that was originally anticipated for Q2 2016. Residential installations of 184 MW grew 32% as compared to the first quarter of 2015, and commercial grew 114% year-over year to 30 MW. Eight of our installation crews completed 300 kW or more in March, with Big Bertha, Goose, Merlin, and Ramses leading the pack with 330 kW or more each.

Our Q1 2016 Value of MW Deployed was $3.46 per Watt, composed of (1) upfront Tax Equity Investment of $1.51 per Watt, (2) Upfront Cash Rebates and Prepayments of $0.07 per Watt, and (3) the NPV of Unlevered Project Cash Flow from customers and solar renewable energy credits (SRECs) after tax equity distributions of $1.88 ($1.55 per watt contracted and

$0.33 per Watt from estimated renewal). Discount rate sensitivities of the Value of MW Deployed, PowerCo Portfolio and Contracted SREC Portfolio are provided at the back of this letter.

Cost per Watt of $3.18 increased 19% from the fourth quarter of 2015 largely owing to lower volumes. Installation costs decreased 6% year-over-year, albeit rising 3% quarter-over-quarter to $1.98 due strictly to a larger mix of higher cost commercial projects, as both residential and commercial Cost per Watt were flat in the quarter. In addition, general and administrative (G&A) cost was $0.23 per Watt. More significantly, our sales costs rose 80% as compared to Q4 2015 to $0.97 per Watt owing to a decline in MW Booked to 160 in the quarter. The decline was the result of a confluence of factors that we believe temporarily impacted sell-through—most specifically regulatory uncertainty in key states including California, Nevada, Arizona, Massachusetts, and New Hampshire, and in particular, the adverse impact that the Public Utilities Commission of Nevada’s (PUCN) decision on February 12, 2016 not to overturn its anti-grandfathering policies had on residential solar purchasing decisions in other markets around the country. In addition, we believe sell-through was further impacted by the pull forward of demand in Q4 2015 driven by price increases at the start of 2016, the loss of urgency in commercial solar purchasing decisions from the extension of the federal investment tax credit as well as the lack of a residential loan product in key states for half of the first quarter. As many of the regulatory uncertainties affecting us have since been settled in our favor—notably in California, Massachusetts and New Hampshire—and with the launch of our new loan product this week, we expect MW Booked to rebound. Already we have experienced a significant increase in sales momentum with MW Booked up 25% over the last two months from the prior two months. We remain on target for our cost goal of $2.25 per Watt in 2017. The reconciliation of our Cost per Watt to our GAAP financial statements is available on our investor relations website (at investors.solarcity.com).

Beyond the upfront investment in new installations captured in our Cost per Watt, we also incurred (1) Research and Development Expenses (R&D) of $14 million (including $2 million of non-cash stock compensation) and (2) corporate-level Capital Expenditures of $20 million, largely attributable to $10 million of capital investment in our module manufacturing operations in Buffalo, NY and Fremont, CA.

Asset Financing of $3.12 per Watt with $1.1 Billion in New Project Financing YTD

•	Asset Financing in Period: $3.12 per Watt
•	Tax Equity Investment in Q1 2016: $1.40 per Watt (or $1.31 per watt blended with MyPower)
•	Non-Recourse Debt Proceeds in Q1 2016: $1.64 per Watt

Even as the broader capital markets endured one of their most challenging periods since the 2008 crisis, our structured financed team recorded one of its strongest quarters yet with $728 million in total project financing raised in the quarter (and $1.1 billion through April). Global debt capital markets declined 8%

year-over-year in the lightest first quarter of new issuance since 2008, as U.S. ABS issuance declined (49%) and U.S. high-yield corporate debt volume declined (62%) year-over-year, according to Thomson Reuters. Moreover, high yield spreads jumped ~200 basis points versus Treasuries at their peak in the quarter, and investment-grade corporates increased ~150 basis points, according to LPL Financial.

Despite these broader market headwinds, we issued $237 million in new asset-backed debt securities, entered into $235 million of new non-recourse bank facilities, and closed three new tax equity funds representing $215 million in new capital funding (with an additional upsizing in April increasing that to $305 million year-to-date). In turn, total Asset Financing in Period was $3.12 per Watt, composed of (a) Tax Equity Investment of $1.31 per Watt on a blended basis including all MW Deployed under Energy Contracts—or $1.40 per Watt solely on the lease and PPA MW that utilize tax equity— (b) Upfront Cash Rebates and Prepayments of $0.17 per Watt, and total Non-Recourse Debt Proceeds of $1.64 per Watt. Total Asset Financing over the last twelve months was $2.77 per Watt, or $2.3 billion.

We introduced three new financing structures to our funding mix. The first was an innovative—and what we believe to be first-of-its-kind—facility that provides upfront financing for solar renewable energy credits (SRECs). This facility, which provides up to $40 million in financing, can be used as a template for future financings. In addition, we entered into our first debt facility to provide back leverage solely for commercial projects at a cost of 3.9% at the time of issuance, as well as a five-year non-recourse bank debt facility with Bank of America Merrill Lynch, KeyBank, and Silicon Valley Bank for $160 million at a cost of 4.1%.

Most significantly, subsequent to the end of the first quarter of 2016, we closed our first cash equity transaction totaling $227 million covering 201 MW Deployed under Energy Contracts. Composed of a portfolio that is 74% residential and 26% C&I and is geographically diversified across 18 states plus D.C. (38% East Coast, 34% California, 13% Arizona, 8% Nevada, and 7% other), the transaction underscores the inherent quality of our contracted and installed assets and the long-term visibility of the underlying cash flows. Contract pricing was just under $0.12 per kWh at an average annual escalator of 1.9%, and with energy harvest of 1,358 kWh/kW. As this was not only our first transaction but also covered a portfolio that had a higher mix of C&I projects with 10-15 year contract lengths than we typically install, we view this weighted average cost of capital as a starting point that will trend lower on subsequent transactions and ultimately expect this to be an important new channel for financing our growth in the future. SolarCity maintains the relationship with the customer and will continue to service the installations, and retains an equity stake equivalent to ~$0.63 per Watt ($0.16 per Watt contracted and $0.47 per Watt from renewal).

$362 Million in Cash and Investments and $714 Million in Committed Project Financing

•	Cash and Investments: $362 million
•	Undeployed Tax Equity Capacity: $478 million
•	Available Aggregation Facility Capacity: $236 million

With solid execution by our capital markets team last quarter, we recorded one of our strongest quarters of cash performance in our history. We ended the quarter with unrestricted Cash and Investments of $361.7 million as of March 31, 2016. Despite a decline of $32 million versus a balance of $394 million as of December 31, 2015, we incurred $42 million in cash expenditures related to our manufacturing operations (including $10 million of capital expenditures and $13 million for the mandatory consolidation of Silevo’s Chinese manufacturing joint venture, which was deducted from the merger proceeds). Excluding our module manufacturing-related investment, our cash balance would have grown by $10 million, even as we deployed almost one-quarter of a GW of solar in the quarter.

As of March 31, 2016, total recourse debt was $1.5 billion, including convertible debt of $0.9 billion (and total non-recourse debt was $1.6 billion). In addition, we ended the quarter with $478 million in committed tax equity capacity available and $236 million in available aggregation facility capacity. Along with $362 million in cash, total financing capacity at the end of the quarter was $1.1 billion.

Given our Q1 2016 core cash generation and our pace of project financing year-to-date, we are well-positioned to achieve our goal of generating positive cash by year-end even as we continue to add MW to our portfolio and incur cash expenditures for both research and development activities and our module manufacturing operations. In turn, we will be positioning our business to grow sustainably for decades to come by eliminating cash burn and altogether strengthening our balance sheet.

The key is to strike the right balance between operating costs and project financing that will enable sustainable growth. It entails the use of project finance (namely, tax equity, non-recourse project debt, as well as new, alternative project financing sources such as cash equity) to cover more than 100% of our cash expenditures—not only our core installation, sales, and G&A costs incurred to develop and install new MW in our portfolio but also all incremental cash usage stemming from our module manufacturing and R&D initiatives, as well as construction-in-progress and working capital. Our goal to generate “positive cash” does not represent “free cash flow” as it is traditionally defined (as operating cash flow less capex), as this measurement explicitly excludes key project financing inputs that largely run through the financing cash flows. Tax equity, non-recourse debt, and alternative project financing sources like cash equity are critical elements of solar investment and ignoring them entirely obfuscates our net equity investment, organic cash generation, and ultimately our true return on invested capital. While recourse debt and equity issuances clearly cannot be taken into account, project financings are integral to equity cash flows and returns in solar investment and thus must be incorporated into our goal of generating positive cash.

GAAP Q1 2016 Operating Results

GAAP revenue was $123 million in the first quarter of 2016, up 82% year-over-year. This quarter we have begun breaking our revenue out in three new and different components that we believe better represent the key drivers of our business: Revenue from Periodic Billings of $84 million, up 103% year-over-year, Solar Energy Systems and Components Sales Revenue of $22 million, up 89% year-over-year, and Revenue from Operating Lease Prepayments and Upfront Incentives of $16 million, up 14% year-over-year. Consolidated Gross Margins were 11%. Operating expenses were $227 million, up 54% year-over-year, and interest expense was $33 million (of which $9 million was non-cash). Q1 2016 Non-GAAP Earnings per Share (EPS) was ($2.56) per share. A definition of Non-GAAP EPS and reconciliation to GAAP EPS can be found at the back of this letter.

2.0 GW Deployed with $69M of Recurring Cash Generation of PowerCo over Last 12 Mos.

•	Cumulative MW Deployed under Energy Contracts: 1,975 MW, up 76% year-over-year
•	Energy Production: 1.8 terawatt-hours (TWh) over the last twelve months
•	Pre-Tax Unlevered NPV (before Non-Recourse Debt): $3.6 billion
•	Recurring Cash Generation of PowerCo: $69 million over the last twelve months

Ending Q1 2016 with a cumulative 2.0 GW Deployed under Energy Contracts (net of 0.1 GW of system sales), our PowerCo portfolio consisted of ~58% PPAs, ~36% leases, and ~6% consumer loans. With energy production of 1.8 Terawatt-Hour (TWh) over the last twelve months, up 76% year-over-year, largely within forecast and 180+ day delinquencies remaining consistently well below 1%, our PowerCo portfolio continues to perform predictably. Our average residential FICO score at the end of the quarter was 746.

At the end of Q1 2016, the Pre-Tax Unlevered NPV Remaining of the Unlevered Project Cash Flow underlying our PowerCo portfolio was forecast at $3.6 billion with $2.8 billion contracted and $0.9 billion estimated from renewal.

PowerCo’s Pre-Tax Unlevered NPV Remaining at the end of each period not only increases by the NPV of cash flow estimated from new MW Deployed under Energy Contracts in that period but also declines by the cash actually generated in the period. We now refer to this as the Unlevered Recurring Cash Generation of PowerCo, which represents (1) the billings for MW Deployed under Energy Contracts (including customer payments, PBIs, and SRECs) less (2) expenses related to operations & maintenance and customer service—including inverter replacement—less (3) tax equity distributions. Levered Recurring Cash Generation of PowerCo further deducts interest payments on our non-recourse debt.

In addition, this quarter we have begun breaking out Solar Renewable Energy Credits (SRECs) and including them in our PowerCo value. Based solely on our contracted book—and excluding all uncontracted SRECs as well as the impact of financing—we had $122 million in nominal SRECs under contract expected over the next 10 years for an unlevered NPV of $103 million. Since the turn of the year we have significantly strengthened our accounting team with the hiring of key senior executives and upgrades to automate key financial systems.

Key Regulatory Decisions Acknowledge Distributed Generation’s Benefits to the Grid

Despite a setback in Nevada at the end of last year, regulators and policy makers for the most part continue to demonstrate their recognition of the net benefits that distributed solar offers their system and ratepayers. Since the turn of the year, (1) New Hampshire doubled its net energy metering (NEM) cap to 100 MW, (2) New York’s Long Island Power Authority extended its NEM cap in line with the other major utilities of the state, and (3) Massachusetts increased its NEM cap by 75% for private projects to 7% of a utility’s peak load (and by 60% for government projects to 8%) and ensured that residential installations remain exempt (albeit lowering remuneration for C&I projects’ net excess generation).

Following on the heels of NEM program extensions in California, New Jersey, and New York, nearly all of the key states that we operate in continue to support distributed solar, which promotes customer choice and encourages competition—and in turn lower prices for their retail electricity customers (while generating a higher mix of clean energy). While many utilities continue to resist, distributed solar represents a net benefit to the grid and ratepayers, as demonstrated in studies conducted for Public Utilities Commissions in Minnesota, Mississippi, Vermont, and even Nevada. Although PUCN’s own 2014 study of its net metering program did “not estimate a substantial cost shift to non-participants due to NEM,” it ended net metering and protected the utility’s status quo business model from competition. The PUCN decision is now being challenged in state court. We encourage all states that examine their NEM program to conduct a full cost-benefit analysis that takes into account the full benefits that distributed solar offers the system, and give appropriate weight to the results in consideration of policymaking.

In stark contrast with Nevada’s approach, SolarCity and some of our solar peers along with all of the major utilities in New York announced a partnership that provides a roadmap for NEM to continue at retail pricing through 2020 and for export pricing to be based on the appropriate value of distributed solar that takes into account all benefits and costs thereafter. We hope that this partnership can serve as a template for other states. Higher penetration of distributed solar doesn’t have be to be a contentious state of affairs between the solar and utility industries, and our success need not come at the expense of the utilities. Rather, we believe that true progress for us, the grid, consumers, and the country requires collaboration where we can accomplish our collective need for more clean and distributed energy together. We are grateful to the creators and backers of the Reforming the Energy Vision (REV) in New York for giving us the opportunity, and for the utilities of New York—ConEd, National Grid, NYSE&G, Central Hudson, Orange and Rockland, and Rochester G&E—for recognizing the benefits that distributed solar brings to the table and being open to how true collaboration can make it work for all constituencies involved. We hope more states can follow their example and look forward to a distributed solar future that is embraced by everybody.

In this vein, we eagerly welcomed the addition of Jon Wellinghoff as our Chief Policy Officer in hopes of leveling the playing field in this debate. As the longest-serving chairman of the Federal Energy Regulatory Commission, Jon has an extended track record of playing fairly and most importantly recognizing the benefits and necessity of a higher mix of clean, renewable energy.

Guidance

Looking ahead, we are recalibrating our outlook for the year after taking into account the regulatory developments that impacted Q1 2016 MW Booked and the impact of an increase in pricing for our commercial business. While the regulatory clarity provided by California, Massachusetts, New Hampshire and New York put many of last quarter’s headwinds behind us, we do not expect to be able to make up for the decline in MW Booked in Q1 2016. In conjunction with the lower MW expected from higher pricing instituted in Q2 2016, we now expect to install 1.0 - 1.1 GW in 2016 as compared to 1.25 GW previously. For Q2 2016 we expect to install 185 MW, representing a decline of 2% year-over-year, largely due to the 14 MW project that was completed ahead of time in Q1 2016.

Also for Q2 2016, we expect GAAP Revenue from Periodic Billings of $105-108 million, Solar Energy Systems and Components Sale Revenue of $14-16 million, and Revenue from Operating Lease Prepayments and Upfront Incentives of $16-19 million. Operating Expenses are forecast to range between $240 million and $250 million (including $30-35 million in non-cash amortization of intangibles and stock compensation expense) and Non-GAAP Loss Per Share (before Income (Loss) Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests)* between ($2.70) – ($2.80).

All the Pieces Are in Place for Sustainable Growth in the Years Ahead

In conclusion, we exceeded our installation targets for the quarter, and despite an uptick in costs we are already on the path to bring them back down later this year. We have raised $1.1 billion in new project financing through the end of April including a ground-breaking $227 million cash equity transaction with John Hancock that offers both a sizable new financing channel and a reputable valuation of our underlying contracted assets. In turn, we head into the remainder of the year well-positioned not only to achieve our goal of generating positive cash by year-end but reaching the state of our operations in which our MW portfolio will continue to grow along with our cash balance. Though our industry has endured a rocky road over the last several months, we are solely focused on executing on our plan and achieving our targets for this year and beyond.

Lyndon Rive, CEO	Tanguy Serra, President and CFO

* Non-GAAP Earnings per Share (EPS) Before Noncontrolling Interests

While GAAP EPS is based upon net income (loss) attributable to common stockholders, we also report non-GAAP EPS. The difference between GAAP EPS and non-GAAP EPS is (1) the line item net income (loss) attributable to non-controlling interests and redeemable noncontrolling interests and (2) the non-cash change in fair value of fixed-for-floating interest rate swaps that is reported in Other Income (Loss).

Under GAAP accounting, we report net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests to reflect generally our joint venture fund investors’ allocable share in the results of these joint venture financing funds. Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests is calculated based generally on the hypothetical liquidation at book value, or HLBV method, which assumes that the joint venture funds are liquidated at the reporting date, even though liquidation may or may not ever occur. Additionally the returns that will be allocated to the investors over the expected terms of the funds may differ significantly from the amounts calculated under the HLBV method. In addition, our GAAP net income is impacted by the change in fair value of fixed-for-floating interest rate swaps which is non-cash and not reflective of our core operating performance. In turn, we also report non-GAAP EPS based on earnings before net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests per share excluding the change in fair value of interest rate swaps, which we view as a better measure of our operating performance.

According to this definition, non-GAAP earnings before noncontrolling interests and redeemable noncontrolling interests per share was ($2.56).

See below for a reconciliation of GAAP EPS to non-GAAP EPS.

Earnings Conference Call

We will hold a conference call today at 2:00 pm Pacific to discuss our first quarter 2016 financial results and outlook for the remainder of 2016 and beyond. A live webcast of the call may be accessed over the Internet at the “Events and Presentations” link of the Investor Relations section of our website at http://investors.solarcity.com/events.cfm.

Participants should follow the instructions provided on the website to download and install the necessary audio applications in advance of the call. In addition, the earnings presentation slides will be available on our Investor Relations site by 2:00 pm Pacific. The conference call can be accessed live over the phone by dialing 1-877-419-6603, or for international callers, 1-719-325-4762. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode is 6424375. The replay will be available until May 16, 2016.

About SolarCity

SolarCity® (Nasdaq:SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations typically for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company makes solar energy easy by taking care of everything from design and permitting to monitoring and maintenance. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Forward Looking Statements

This shareholder letter contains forward-looking statements that involve risks and uncertainties, including statements regarding SolarCity’s business strategies; our operational growth and expansion opportunities; the deployment and installation of megawatts, including estimated Q2 2016 and full year 2016 megawatt installations; our ability to achieve positive cash generation; our guidance on anticipated GAAP revenue, operating expenses and non-GAAP EPS for Q2 2016; future bookings and success of sales initiatives; financial strategies for cash generation and increasing shareholder value; forecasted cash flows from existing Energy Contracts, including related assumptions as to energy production, future operations and maintenance expenses, cancellation rates, renewal rates, default rates, amounts of renewable energy credits and other performance based incentives and other identified assumptions; our forecast of the value of megawatts deployed and pre-tax unlevered net present value; our projections related to decreases in cost per Watt, including our projection that we will resume reduced customer acquisition costs in Q2 2016 and our cost goal of $2.25 per Watt in 2017; the impact of proprietary technology in decreasing our installation costs; our expectations regarding future hardware and energy storage pricing; the success of our domestic manufacturing, including our plans to achieve manufacturing economies of scale and associated manufacturing cost reductions; our expectations regarding the Riverbend agreement, the development and construction of the Riverbend facility, the anticipated timing and expense related to acquisition of manufacturing equipment, and related assumptions regarding capital and operating expenses and the performance of our manufacturing operations; our expectations as to future regulatory and policy outcomes affecting our industry; our projections regarding the future pricing of utility-generated electricity and customer savings; future product innovations and the success of our investments in research and development and capital expenses; our liquidity and forecasted access to capital, including assumptions related to the availability and terms of future financing (including risk premiums and interest rates), the terms and frequency of future securities offerings, the sufficiency of committed available financing, and our expectations regarding the refinancing of existing debt obligations, including our aggregation facilities and short-term Solar Bonds; the amount of megawatts that can be installed and deployed based on committed available financing; the success of our product development efforts and customer preferences, including the potential and performance of residential loan offerings, and residential and commercial energy storage products, utility service offerings, and other new product offerings; and assumptions relating to the foregoing.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In order to meet our projections, we will need to expand, train, and retain our workforce, increase the efficiency of our sales and installation operations, and increase our existing bookings rate. Additional key risks and uncertainties include the effect of electric utility industry regulations, net metering and related policies; the availability and amount of rebates, tax credits and other financial incentives; continued confidence in our tax equity investors and lending partners in the quality of our solar assets; the availability and amount of financing from fund investors; the level of demand for our solar energy systems; the availability of a sufficient, timely, and cost-effective supply of solar panels and balance of system components in each of our geographies; our ability to expand our salesforce and increase bookings, including in new geographies; our ability to successfully integrate acquired businesses, operations and personnel; our ability to achieve manufacturing economies of scale and associated cost reductions, our expectations regarding the Riverbend agreement, the development and construction of the Riverbend facility, the anticipated timing and expense related to acquisition of manufacturing equipment, and related assumptions regarding capital and operating expenses and the performance of our manufacturing operations; the effects of existing and future tariffs and other trade barriers; changes in federal tax treatment; the retail price of utility-generated electricity or the availability of alternative energy sources; risks associated with SolarCity’s rapid growth; risks associated with international expansion; the success of our product development efforts and customer preferences; risks that consumers who have executed energy contracts may seek to cancel those contracts; assumptions as to the value under energy contracts and contract renewal rates and terms, including applicable net present values, performance-based incentives, and other rebates, credits and expenses; changes in strategic planning decisions by management or reallocation of internal resources; and general market, political, economic and business conditions. You should read the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Current Reports on Form 8-K, which have been filed with the Securities and Exchange Commission, which identify certain of these and additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

SolarCity Corporation

Consolidated Statements of Operations

(In Thousands, Except per Share Values)

	Three Months Ended March 31,
	2015	2016
Revenue:
Revenue from periodic billings:
Periodic operating lease billings and incentives	$38,104	$60,169
Sale of solar renewable energy credits	2,282	4,943
Revenue from solar energy systems under long-term loan arrangements	1,069	19,110
Total revenue from periodic billings	41,455	84,222
Solar energy systems and components sales revenue	11,639	22,023
Revenue from operating lease prepayments and upfront incentives	14,385	16,327
Total revenue	67,479	122,572
Cost of revenue:
Cost of periodic billings revenue (exclusive of depreciation and amortization)	8,904	16,895
Cost of solar energy systems and components sales revenue (exclusive of amortization and warranty)	11,553	27,634
Pre-production expense	—	16,583
Depreciation, amortization and warranty	25,263	48,035
Total cost of revenue	45,720	109,147
Gross profit	21,759	13,425
Operating expenses:
Sales and marketing	86,671	126,083
General and administrative	48,654	86,926
Research and development	12,120	13,920
Total operating expenses	147,445	226,929
Loss from operations	(125,686)	(213,504)
Interest and other expenses:
Interest expense (excluding amortization of debt discounts and fees) - recourse debt	5,393	9,074
Interest expense (excluding amortization of debt discounts and fees) - non-recourse debt	5,173	14,291
Other interest expense and amortization of debt discounts and fees, net	7,955	9,182
Other expense, net	2,104	37,122
Total interest and other expenses	20,625	69,669
Loss before income taxes	(146,311)	(283,173)
Income tax (provision) benefit	(626)	68
Net loss	(146,937)	(283,105)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(125,412)	(258,117)
Net loss attributable to stockholders	$(21,525)	$(24,988)
Net loss attributable to common stockholders
Basic	$(21,525)	$(24,988)
Diluted	$(21,525)	$(24,988)
Net loss per share attributable to common stockholders
Basic	$(0.22)	$(0.25)
Diluted	$(0.22)	$(0.25)
Weighted-average shares used to compute net loss per share attributable to common stockholders
Basic	96,680	98,074
Diluted	96,680	98,074

SolarCity Corporation

Consolidated Balance Sheets

(In Thousands)

	December 31,	March 31,
	2015	2016
Assets
Current assets:
Cash and cash equivalents	$382,544	$361,661
Short-term investments	11,311	—
Restricted cash	39,864	51,608
Accounts receivable - net	33,998	40,733
Rebates receivable - net	11,545	11,428
Inventories	342,951	306,686
Prepaid expenses and other current assets	79,925	64,235
Total current assets	902,138	836,351
Solar energy systems, leased and to be leased - net	4,375,553	4,788,935
Property, plant and equipment - net	262,387	270,109
Build-to-suit lease asset under construction	284,500	519,796
Goodwill and intangible assets - net	517,109	508,882
MyPower customer notes receivable, net of current portion	488,461	539,432
MyPower deferred costs	215,708	238,411
Other assets	241,262	257,289
Total assets	$7,287,118	$7,959,205

SolarCity Corporation

Consolidated Balance Sheets

(In Thousands)

	December 31,	March 31,
	2015	2016
Liabilities and equity
Current liabilities:
Accounts payable	$364,973	$294,182
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	26,769	15,710
Current portion of deferred U.S. Treasury grant income	15,336	15,336
Accrued and other current liabilities	276,506	277,291
Current portion of deferred revenue	103,078	116,697
Current portion of long-term debt	180,048	255,421
Current portion of solar bonds	13,189	14,186
Current portion of solar bonds issued to related parties	165,120	165,110
Current portion of solar asset-backed notes	13,864	17,817
Current portion of financing obligation	34,479	39,596
Total current liabilities	1,193,362	1,211,346
Deferred revenue, net of current portion	1,010,491	1,061,372
Long-term debt, net of current portion	1,006,595	1,101,865
Solar bonds, net of current portion	35,678	36,787
Solar bonds issued to related parties, net of current portion	100	100
Convertible senior notes	881,585	882,610
Convertible senior notes issued to related parties	12,975	12,975
Solar asset-backed notes, net of current portion	395,667	606,334
Long-term deferred tax liability	1,373	788
Financing obligation, net of current portion	68,940	68,579
Deferred U.S. Treasury grant income, net of current portion	382,283	378,449
Build-to-suit lease liability	284,500	519,796
Other liabilities and deferred credits	279,006	356,132
Total liabilities	5,552,555	6,237,133

Redeemable noncontrolling interests in subsidiaries	320,935	304,009
Stockholders' equity:
Common stock	10	10
Additional paid-in capital	1,195,246	1,227,550
Accumulated deficit	(316,690)	(341,678)
Total stockholders' equity	878,566	885,882
Noncontrolling interests in subsidiaries	535,062	532,181
Total equity	1,413,628	1,418,063
Total liabilities and equity	$7,287,118	$7,959,205

SolarCity Corporation

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended March 31,
	2015	2016
Operating activities:
Net loss	$(146,937)	$(283,105)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	36,351	55,831
Change in fair value of interest rate swaps	—	32,048
Non cash interest and other expense	3,782	9,635
Stock-based compensation, net of amounts capitalized	18,361	18,587
Tax benefit of stock option exercises	—	(1,983)
Loss on extinguishment of long-term debt	—	423
Deferred income taxes	4	(585)
Non-cash reduction in financing obligation	(10,570)	(10,797)
Loss on disposal of property, plant and equipment and construction in progress	66	293
Changes in operating assets and liabilities:
Restricted cash	7,992	(25,500)
Accounts receivable	(2,883)	(6,735)
Rebates receivable	2,742	117
Inventories	(10,107)	36,794
Prepaid expenses and other current assets	(7,695)	19,728
MyPower deferred costs	(47,603)	(23,658)
Other assets	(10,292)	161
Accounts payable	(22,957)	(69,725)
Accrued and other liabilities	13,119	44,762
Deferred revenue	5,345	10,594
Net cash used in operating activities	(171,282)	(193,115)
Investing activities:
Payments for the cost of solar energy systems, leased and to be leased	(294,998)	(440,111)
Purchase of property, plant and equipment	(30,497)	(19,529)
Purchases of short-term investments	(44,592)	—
Proceeds from sales and maturities of short-term investments	53,308	11,243
Payments for the acquisition of noncontrolling interests	—	(13,089)
Payments for termination of interest rate swaps	—	(4,625)
Net cash used in investing activities	(316,779)	(466,111)

SolarCity Corporation

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended March 31,
	2015	2016
Financing activities:
Investment fund financings, bank and other borrowings:
Borrowings under long-term debt	178,082	379,652
Repayments of long-term debt	(752)	(212,626)
Proceeds from issuance of solar bonds	6,227	3,749
Proceeds from issuance of solar bonds issued to related parties	90,000	90,000
Repayments of borrowings under solar bonds	—	(1,509)
Repayments of borrowings under solar bonds issued to related parties	—	(90,000)
Proceeds from issuance of solar asset-backed notes	—	221,753
Repayments of borrowings under solar asset-backed notes	(5,817)	(6,824)
Payment of deferred purchase consideration	(1,249)	—
Net proceeds from financing obligation	1,480	12,594
Repayment of capital lease obligations	(716)	(2,588)
Proceeds from investment by noncontrolling interests and redeemable noncontrolling interests in subsidiaries	176,318	276,518
Distributions paid to noncontrolling interests and redeemable noncontrolling interests in subsidiaries	(16,857)	(35,602)
Net cash provided by financing activities before equity and convertible notes issuances	426,716	635,117
Equity and convertible notes issuances:
Proceeds from exercise of stock options	3,645	1,243
Tax benefit of stock option exercises	—	1,983
Net cash provided by equity issuances	3,645	3,226
Net cash provided by financing activities	430,361	638,343
Net decrease in cash and cash equivalents	(57,700)	(20,883)
Cash and cash equivalents, beginning of period	504,383	382,544
Cash and cash equivalents, end of period	$446,683	$361,661

Operating Activity Metrics:

	Quarterly			Cumulative
	Q1 2015	Q4 2015	Q1 2016	as of 3/31/2016
MW deployed	143	253	245	2,092
MW installed	153	272	214	2,159
MW installed - residential	139	221	184	1,703
MW installed - commercial	14	51	30	456

Asset Financing in Period	$2.35	$2.40	$3.12

Value of MW Deployed	$3.77	$3.64	$3.46
Contracted	$3.44	$3.32	$3.13
Renewal	$0.33	$0.32	$0.33

Cost per Watt	$2.89	$2.67	$3.18
Installation	$2.10	$1.92	$1.98
Sales	$0.57	$0.54	$0.97
G&A	$0.22	$0.21	$0.23

Stock-Based Compensation Expense:

	Three Months Ended March 31,
in thousands	2015	2016
Cost of revenue	$320	$435
Sales and marketing	$3,765	$7,521
General and administrative	$10,143	$8,407
Research and development	$4,133	$2,224

Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses in Q1 2016:

in thousands
GAAP operating expenses	$226,929
- Stock-based compensation expense	(18,152)
- Amortization of intangibles	(3,050)
= Non-GAAP operating expenses	$205,727

Reconciliation from GAAP EPS to Non-GAAP EPS in Q1 2016:

		GAAP Net Loss
	Reconciliation from	Attributable to Noncontrolling	Change in Fair Value
	GAAP EPS	Interests and Redeemable	of Interest Rate	Non-GAAP
in thousands except per share amounts	to Non-GAAP EPS	Noncontrolling Interests	Swaps	Net Loss
Net income (loss)	$(24,988)	$(258,117)	$32,048	$(251,057)
/ Weighted-average common shares outstanding	98,074	98,074	98,074	98,074
= Net income (loss) per share	$(0.25)	$(2.63)	$0.33	$(2.56)

Value of MW Deployed under Energy Contracts Sensitivities:

The following tables provide quantitative sensitivity analyses of our estimates of the Value of MW Deployed under Energy Contracts in the first quarter of 2016, including both the contracted and estimated renewal portion, at a range of discount rates.

Value of MW Deployed under Energy Contracts Forecast ($M)

$M	4%	6%	8%
Contracted	$806	$728	$670
Renewal	$124	$76	$47
Total	$930	$804	$717

Value of MW Deployed under Energy Contracts Forecast ($ per Watt)

$ per Watt	4%	6%	8%
Contracted	$3.47	$3.13	$2.88
Renewal	$0.53	$0.33	$0.20
Total	$4.00	$3.46	$3.09

PowerCo Portfolio and Contracted SREC Portfolio Sensitivities:

The following tables provide quantitative sensitivity analyses of our estimates of the PowerCo portfolio’s Pre-Tax Unlevered NPV Remaining, including both the contracted and estimated renewal portion, as well as the contracted SREC Portfolio Pre-Tax Unlevered NPV Remaining in the first quarter of 2016 at a range of discount rates.

PowerCo Portfolio Pre-Tax Unlevered NPV Remaining ($M)

$M	4%	6%	8%
Contracted	$3,364	$2,766	$2,314
Renewal	$1,336	$856	$556
Total	$4,700	$3,622	$2,870

Contracted SREC Portfolio Pre-Tax Unlevered NPV Remaining ($M)

$M	4%	6%	8%
SREC	$109	$103	$98

Definitions:

“Asset Financing in Period” represents the aggregate project financing cash receipts in a period. This includes (1) Tax Equity Investment, (2) Non-Recourse Debt Proceeds, such as our aggregation and MyPower facilities and solar asset-backed loans, and (3) Upfront Cash Rebates and Prepayments. Asset Financing per Watt is a ratio of total Asset Financing in the Period divided by MW Deployed under Energy Contracts in the period, and reflects only actual cash received in a period whether or not they are specifically related to the actual MW Deployed in the period.

“Tax Equity Investment” calculated based on the total cash receipts from our tax equity investment partners captured by (a) noncontrolling interests in subsidiaries, (b) lease pass-through financing obligations and (c) amounts assigned to the monetization of investment tax credit (ITC) revenues that we record either as deferred income tax credits revenues or as liability for advances received for future ITCs.  We reduce the cash receipts in a period by any refunds we make to the tax equity investment partners in that same period.

“Non-Recourse Debt Proceeds” is calculated based on all of the non-recourse project debt financing received in the period, which consists mainly of our aggregation facility debt, MyPower facility debt and solar asset-backed loans.

“Upfront Cash Rebates and Prepayments” are calculated based on the cash receipts from both (a) upfront state rebates and (b) customer prepayments received, which we consider to be a source of asset financing, in the period.

“Installed Customers” includes all locations where we have installed a solar energy system.

“Energy Contracts” includes all residential, commercial and government leases and power purchase agreements and consumer loan agreements pursuant to which consumers use or will use energy generated by a solar energy system that we have installed or contracted to install. For landlord-tenant structures in which we contract with the landlord or development company, we include each residence as an individual contract. For commercial customers with multiple locations, each location is deemed a contract if we maintain a separate contract for that location.

“Gross Project Cash Flow” forecast represent our estimate of the sum of total cash inflows we forecast from MW Deployed in the applicable period under Energy Contracts over the 30 year expected life of the system. This includes (a) payments that our customers are obligated to pay us over the remaining term of such contracts, (b) associated performance-based incentive (PBI) payments, (c) associated solar renewable energy credits (SRECs) that we have contracted to sell, typically representing 5 years of a total potential term of 15 years, and are net of (d) estimated operations and maintenance, insurance, administrative and inverter replacement costs, based on contractually agreed amounts as well as historic and forecasted expenses. Operations and maintenance, insurance, and administrative costs reflect our operating expenses in our funds, or are estimated at $0.021 per watt and assumed to grow at a 2.5% inflation rate per year, and inverter replacement unit costs are estimated to decline at a 2.5% rate per year, implying $0.15 per watt in Year 11 and $0.12 per watt in Year 21. Energy production is estimated to degrade at 0.5% per year. For our MyPower Energy Contracts, we use the expected cash flows over the full term of the 30-year contract, and for lease and PPA Energy Contracts with terms less than 30 years, we assume the contracts are renewed at a contract price equal to 90% of the contractual price in effect at expiration of the initial term through the remainder of the expected 30-year system life.

“Levered Project Cash Flow” represents our forecast of Unlevered Project Cash Flows after non-recourse debt service. Debt service includes both (a) Aggregation Facility debt for the first two years, based on the terms of our current facility, as well as (b) Solar Asset-Backed Loans, which we assume we issue at the end of year two to refinance the Aggregation Facility debt. We base the interest rate on the average of all four of our previous issuances and assume principal repayment over an 18-year term.

“MW” or “megawatts” represents the DC nameplate megawatt production capacity.

“MW Booked” represents the aggregate megawatt production capacity of solar energy systems pursuant to customer contracts that were signed (with no contingencies remaining) during the applicable period net of contracts that were cancelled during the applicable period. This metric includes solar energy systems booked under Energy Contracts (i.e., leases, PPAs, and MyPower contracts) and Direct Sales (i.e., cash). This metric also includes utility-scale and community solar energy projects for which site control and firm off-taker commitments have been obtained and feasibility of interconnection has been confirmed, the latest of which is completed during the applicable period.

“MW Deployed” represents the megawatt production capacity of solar energy systems that have had all required building department inspections completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as for solar energy system direct sales.

“MW Installed” represents the megawatt production capacity of solar energy systems, for which (i) all solar panels, inverters, mounting and racking hardware, and system wiring have been installed, (ii) the system inverter is connected and a successful DC string test has been completed confirming the production capacity of the system, and (iii) the system is capable of being grid connected (including pending a utility disconnect procedure), the latest of which is completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as for solar energy system direct sales. In each case in-period completion of the above criteria may be demonstrated by written verification by our President (which may include written sub-certifications).

“PowerCo Portfolio” represents the cumulative MW Deployed under Energy Contracts that we have retained.

“Recurring Cash Generation of PowerCo” represents the net cash flows we received or expected to receive pursuant to lease and power purchase agreements with customers, including value from solar renewable energy credits (“SRECs”) after deducting the total ongoing expenses to maintain such systems and scheduled distributions to tax equity investors and interest expense.

“Unlevered Project Cash Flow” represents our forecast of Gross Project Cash Flows after Tax Equity Lease/PPA Distributions for MW Deployed under Energy Contracts. “Tax Equity Lease/PPA Distributions” are based on the terms of the agreements we have in place with our tax equity investment partners for the MW Deployed in the applicable period under lease and PPA Energy Contracts. We do not use tax equity investment for our MyPower product. For tax equity investment in our lease and PPA Energy Contracts, our investment partners share in a portion of the Gross Project Cash Flow forecast received over the term of the agreement. Our estimate is not inclusive of any potential buy-out of our tax equity partners’ interests in the project after Year 20.

“Pre-Tax Unlevered NPV” represents the net present value at a 6% discount rate of the Unlevered Project Cash Flow forecast (Gross Project Cash Flows after Tax Equity Lease/PPA Distributions), excluding the payment of income and other taxes. This includes both “Contracted Unlevered NPV,” which represents the net present value of Unlevered Project Cash Flow under contract as well as “Renewal Unlevered NPV,” which represents the net present value of Unlevered Project Cash Flow forecast from renewal of our lease/PPA contracts.

“Value of MW Deployed” represents the sum of (1) Tax Equity Investment, (2) Upfront Cash Rebates and Prepayments, and (3) Pre-Tax Unlevered NPV.

Investor Contact	Aaron Chew investors@solarcity.com 650-963-5920